Exhibit 10.7

CONTRIBUTION AGREEMENT

DATED AS OF MAY 30, 2014

BY AND AMONG

CTR PARTNERSHIP, L.P.,

CARETRUST GP, LLC,

CARETRUST REIT, INC.

AND

THE ENSIGN GROUP, INC.

i

EXHIBITS

Exhibit A:      Property Companies and Properties

Exhibit B:      Operating Companies and Facilities

Exhibit C:      Permitted Liens

APPENDIX A – DISCLOSURE SCHEDULE

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of May 30, 2014 (this “Agreement”), by and among The Ensign Group, Inc., a Delaware corporation (“Ensign”), CTR Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), CareTrust GP, LLC, a Delaware limited liability company (the “General Partner”), and CareTrust REIT, Inc., a Maryland corporation (“CareTrust,” and together with the Operating Partnership and the General Partner, the “CareTrust Entities”). Ensign, CareTrust, the General Partner and the Operating Partnership are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Article V.

RECITALS

WHEREAS, Ensign and CareTrust have entered into a Separation and Distribution Agreement, dated as of May 23, 2014 (the “Separation Agreement”), which provides for (i) the reorganization (the “Reorganization”) of the assets and liabilities of Ensign into two companies: (a) Ensign, which will own and conduct the Ensign Business (as defined in the Separation Agreement); and (b) CareTrust, which will own and conduct the CareTrust Business (as defined in the Separation Agreement); and (ii) the distribution (the “Distribution”) to the holders of Ensign’s outstanding shares of common stock, on a pro rata basis, of all of the outstanding shares of common stock of CareTrust so that, following such distribution, Ensign and CareTrust will be two independent, publicly traded companies;

WHEREAS, Ensign owns all of the outstanding interests (the “Property Company Interests”) in each of the companies listed on Exhibit A hereto (each, a “Property Company”), each of which owns the property or properties set forth opposite its name on Exhibit A (each, a “Property”);

WHEREAS, Ensign owns all of the outstanding interests (the “Operating Company Interests”) in each of the companies listed on Exhibit B hereto (each, an “Operating Company”), each of which operates the independent living facility set forth opposite its name on Exhibit B (each, a “Facility”);

WHEREAS, pursuant to the Separation Agreement, as part of the Reorganization, Ensign desires to contribute the Property Company Interests and the Operating Company Interests (collectively, the “Interests”) to CareTrust in exchange for (i) 22,442,878 shares of common stock, par value $0.01 per share (“CareTrust Common Stock”), of CareTrust, (ii) the assumption of certain liabilities of Ensign and (iii) $221,449,256.00 in cash;

WHEREAS, CareTrust desires to contribute (i) 1% of the Interests to the General Partner, which the General Partner desires to contribute to the Operating Partnership in exchange for units of limited partnership interest in the Operating Partnership (“OP Units”) and $2,214,492.56 in cash (which cash would be distributed to CareTrust), and (ii) 99% of the Interests to the Operating Partnership in exchange for OP Units, and $219,234,763.44 in cash; and

WHEREAS, to avoid the inconvenience and expense of multiple transfers, the Parties desire that (i) Ensign contribute all of the Interests directly to the Operating Partnership (the “Contribution”), and (ii) the Operating Partnership transfer $221,449,256.00 in cash directly to Ensign, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 Contribution of Interests.

(a) Ensign hereby agrees to contribute the Interests to CareTrust. CareTrust hereby agrees to contribute 1% of the Interests to the General Partner, and 99% of the Interests to the Operating Partnership. The General Partner hereby agrees to contribute such 1% of the Interests to the Operating Partnership. In order to avoid the inconvenience and expense of multiple transfers, (i) CareTrust hereby directs Ensign to transfer, on its behalf, 99% of the Interests directly to the Operating Partnership, and (ii) CareTrust and the General Partner hereby direct Ensign to transfer, on their behalf, 1% of the Interests directly to the Operating Partnership.

(b) (i) Ensign hereby contributes, assigns, transfers, conveys and delivers to the Operating Partnership, and the Operating Partnership hereby acquires and accepts from Ensign, all of Ensign’s right, title and interest in and to the Interests, together with all rights and claims related thereto as the sole member of each of the Property Companies and Operating Companies (collectively, the “Companies”), and (ii) the Operating Partnership hereby (x) assumes any and all obligations and liabilities of Ensign as the owner of the Interests and the sole member of each of the Companies, whether arising under the limited liability company agreement (each, an “LLC Agreement”) of any of the Companies or otherwise, and (y) is admitted to each of the Companies as its sole member upon its execution of this Agreement, which signifies its agreement to be bound by the terms and conditions of each of the LLC Agreements.

(c) Immediately following the effectiveness of the assignment and assumption set forth in Section 1.01(a) above, Ensign shall and does hereby cease to be a member of each of the Companies and shall and does thereupon cease to have or exercise any right or power as a member of any of the Companies. From and after the date hereof, the Operating Partnership is hereby authorized to make any changes to any LLC Agreement as it determines, in its sole discretion, are appropriate, without the consent or approval of Ensign. Ensign shall promptly deliver, or cause to be delivered, to the Operating Partnership all books and records and other indicia of ownership with respect to each Company.

Section 1.02 Consideration to CareTrust and the General Partner. In consideration of the foregoing contribution, the Operating Partnership shall promptly issue to CareTrust 22,218,449.22 OP Units and $219,234,763.44 in cash, and to the General Partner 224,428.78 OP Units and $2,214,492.56 in cash, which cash the General Partner shall distribute to CareTrust. The issuance of OP Units to CareTrust and the General Partner shall be evidenced by either an amendment to the Operating Partnership’s Agreement of Limited Partnership or by certificates relating to such OP Units, in either case, as determined by the Operating Partnership, in such form as shall be reasonably acceptable to CareTrust and the General Partner. The OP Units to be issued to CareTrust and the General Partner pursuant to this Agreement shall have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, shall be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership (other than Liens created by the Operating Partnership Agreement).

Section 1.03 Consideration to Ensign. In consideration of the foregoing contribution, CareTrust shall promptly issue to Ensign 22,442,878 shares of CareTrust Common Stock and $221,449,256.00 in cash. The shares of CareTrust Common Stock to be issued to Ensign shall be issued as uncertificated shares registered in book-entry form. No certificates therefor shall be distributed. CareTrust shall promptly deliver or cause to be delivered to Ensign an account statement reflecting Ensign’s ownership of such shares of CareTrust Common Stock.

Section 1.04 Further Action. Each Party shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, any such other documents reasonably requested by the other Parties or reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 1.05 Tax Treatment. Ensign and CareTrust each intends that the Reorganization and the Distribution shall be treated as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code. Each of Ensign and CareTrust shall treat the Contribution as set forth in this Section 1.05 for all U.S. federal income tax purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ENSIGN

Ensign hereby represents and warrants to the CareTrust Entities as follows:

Section 2.01 Organization and Authority. Ensign is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Ensign has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

Section 2.02 Due Authorization. The execution, delivery and performance of this Agreement by Ensign has been duly and validly authorized by all necessary action of Ensign. This Agreement constitutes the legal, valid and binding obligation of Ensign, enforceable against Ensign in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors’ rights and general principles of equity.

Section 2.03 Consents and Approvals. Except as shall have been satisfied on or prior to the date hereof, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Law is required to be obtained by Ensign in connection with the execution, delivery and performance of this Agreement, or the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect on Ensign.

Section 2.04 No Violation. None of the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancelation or other right under (a) any agreement, document or instrument to which Ensign is a party or by which Ensign is bound or (b) any term or provision of any judgment, order, writ, injunction or decree binding on Ensign (or its assets or properties), except any such breaches or defaults that would not have a Material Adverse Effect on Ensign.

Section 2.05 Non-Foreign Person. Ensign is a United States person (as defined in the Code) and is,

therefore, not subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons, and is not subject to any state withholding requirements. Ensign has delivered to CareTrust an affidavit stating under penalty of perjury Ensign’s United States Taxpayer Identification Number and that Ensign is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying any state withholding requirements.

Section 2.06 Solvency. Ensign has been and will be solvent at all times prior to and after giving effect to the contribution of the Interests to the Operating Partnership, and the other aspects of the Reorganization and the Distribution.

Section 2.07 Litigation. There is no action, suit or proceeding pending or, to Ensign’s knowledge, threatened against Ensign which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Ensign.

Section 2.08 Absence of Registration. Ensign acknowledges that the shares of CareTrust Common Stock to be issued to it hereunder have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

Section 2.09 No Injunction. No Governmental Authority has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case, which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement, and none of the same brought by a Governmental Authority of competent jurisdiction is pending that seeks the foregoing.

Section 2.10 Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for Ensign to consummate the transactions contemplated hereby have been obtained, except for those the absence of which would not have a Material Adverse Effect on Ensign.

Section 2.11 No Brokers. Neither Ensign nor any of Ensign’s officers, directors or employees has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of any CareTrust Entities or any Companies to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

Section 2.12 Ownership of Interests. Ensign is the owner of the Interests and has the power and authority to transfer, sell, assign and convey to the Operating Partnership such Interests free and clear of any Liens, except for Permitted Liens, and, upon delivery of the consideration for such Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens, except for Permitted Liens. Except as provided for or contemplated by this Agreement, there are no rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding (a) relating to the Interests or (b) to purchase, transfer or to otherwise acquire, or to in any way encumber, any of the Interests or any securities or obligations of any kind convertible into Interests or other equity interests or profit participation of any kind in the Companies. All of the issued and outstanding Interests have been duly authorized and are validly issued, fully paid and non-assessable.

Section 2.13 Organization and Authority of the Companies. Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each Company has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on Ensign or CareTrust. Ensign has provided to CareTrust correct and complete copies of the LLC Agreement and the articles of organization or equivalent organizational document of each Company, in each case, with all amendments as in effect on the date hereof. None of the Companies has adopted a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization.

Section 2.14 Taxes. To Ensign’s knowledge, and except as would not have a Material Adverse Effect on Ensign or CareTrust, (a) each Company has filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, (b) no deficiencies for any Taxes have been proposed, asserted or assessed against any Company, and no requests for waivers of the time to assess any such Taxes are pending, (c) Ensign has filed all Tax Returns and reports required to be filed by it with respect to the Properties (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it with respect to the Properties and (d) no deficiencies for any Taxes have been proposed, asserted or assessed against Ensign with respect to the Properties, and no requests for waivers of the time to assess any such Taxes are pending.

Section 2.15 Company Litigation. Except as may be described in the Information Statement, there is no material Action, litigation, claim or other proceeding, either judicial or administrative (including, without limitation, any governmental action or proceeding), pending or, to Ensign’s knowledge, threatened in the last twelve months, against any Property, Ensign or the Companies. Ensign is not bound by any outstanding order, writ, injunction or decree of any court, Governmental Entity or arbitration against or affecting all or any portion of the Interests, which in any such case would have a Material Adverse Effect on Ensign or CareTrust.

Section 2.16 Compliance With Laws. In connection with the operation of the Properties and the Facilities, except as may be described in the Information Statement, to Ensign’s knowledge, the Properties and the Facilities have been maintained and operated, and on the date hereof are, in compliance in all material respects with all applicable Laws (including, without limitation, those currently relating to fire, life safety, health codes and sanitation, Americans with Disabilities Act, zoning and building laws) whether Federal, state or local, foreign, except for Environmental Laws which are addressed solely by Section 2.20.

Section 2.17 Eminent Domain. There is no existing or, to Ensign’s knowledge, proposed or threatened condemnation, eminent domain or similar proceeding, or private purchase in lieu of such a proceeding, in respect of all or any material portion of any of the Properties.

Section 2.18 Licenses and Permits. To Ensign’s knowledge, all licenses, permits and certificates (including certificates of occupancy), required in connection with the ownership, construction, use, occupancy, management, leasing and operation of the Properties and Facilities have been obtained, are in full force and effect, and are in good standing, except for those licenses, permits and certificates, the failure of which to obtain or maintain in good standing, would not have a Material Adverse Effect on Ensign or CareTrust.

Section 2.19 Real Property. Each of the Property Companies owns each of the Properties set forth opposite its name on Exhibit A, and has good and marketable title in fee simple to such Properties free and clear of all Liens, other than Permitted Liens. No party to any material agreement affecting the Properties or Facilities has given to Ensign any written notice of any uncured default with respect to any such material agreement affecting the Properties or Facilities which would have a Material Adverse Effect on Ensign or CareTrust, and no event has occurred or, to Ensign’s knowledge, is threatened, which through the passage of time or the giving of notice, or both, would constitute a default thereunder which would have a Material Adverse Effect on Ensign or CareTrust or would cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any Property, except for Permitted Liens. To Ensign’s knowledge, such agreements are valid and binding and in full force and effect, and such agreements, including all amendments, modifications and supplements, have been delivered or made available to CareTrust.

Section 2.20 Environmental Compliance. Except as may be described in the Information Statement or any environmental reports in Ensign’s possession and made available to CareTrust (the “Environmental Reports”) (true and correct copies of which have been made available to CareTrust): (a) to Ensign’s knowledge, the Properties are currently being operated in compliance in all material respects with all Environmental Laws and Environmental Permits; (b) neither Ensign nor any of the Companies have received any written notice from any Governmental Authority or any other Person claiming that Ensign or any of the Companies is in material violation of, or has any material liability under, any Environmental Laws or Environmental Permits with respect to the Properties; (c) neither Ensign nor any of the Companies is currently conducting any material remedial action pursuant to Environmental Laws at any Property; (d) except as may be may be described in the Information Statement or the Environmental Reports, to Ensign’s knowledge, there has been no spill or release of Hazardous Materials at, on, under or upon any of the Properties that would reasonably be likely to result in any material claim under any Environmental Laws or Environmental Permit against Ensign, CareTrust or any of the Companies.

Section 2.21 Trademarks and Tradenames; Proprietary Rights. There are no actions or other judicial or administrative proceedings against Ensign, the Companies, the Properties or the Facilities pending or, to Ensign’s knowledge, threatened in the last twelve months, that concern any copyrights, copyright application, trademarks, trademark registrations, trade names, service marks, service mark registrations, trade names and trade name registrations or any trade secrets being indirectly transferred to the Operating Partnership hereunder (the “Proprietary Rights”) and that, if adversely determined, would have a Material Adverse Effect on Ensign or CareTrust. To Ensign’s knowledge, the current use of the Proprietary Rights does not conflict with, infringe upon or violate any copyright, trade secret, trademark or registration of any other Person.

Section 2.22 Condition of Property. To Ensign’s knowledge, except as may be described in the Information Statement, there is no material defect in the structural condition of any Property, the roof thereon, the improvements thereon, the structural elements thereof and the mechanical systems thereon (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems), nor any material damage from casualty or other cause, nor any soil condition of any Property that will not support all of the improvements thereon without the need for unusual or new subsurface excavations, fill, footings, caissons or other installations, except for any such defect, damage or condition that has been corrected or will be corrected in the ordinary course of the business of the Property as disclosed as part of its scheduled annual maintenance and improvement program.

Section 2.23 Leases. A true and complete copy of each lease or occupancy agreement for the tenants at each Facility (collectively, the “Leases”) has been made available to CareTrust, and, to Ensign’s knowledge, such leases are in full force and effect, except as may be described in the Information Statement; the Operating Company which is lessor under such Leases has not received any written notice that it is in default of any of its obligations under such Leases beyond any applicable grace period which has not been cured; to Ensign’s knowledge, except as may be described in the Information Statement or the rent roll delivered to CareTrust, no tenant is in default under any Lease. To Ensign’s knowledge, all material obligations of the lessor under the Leases that have accrued prior to the date hereof have been performed or satisfied. To Ensign’s knowledge, no tenant under any of the Leases is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.

Section 2.24 Tangible Personal Property. The Operating Companies own or lease all of the tangible personal property constituting “Fixtures and Personal Property” (as defined below) which is used in and necessary to the operation of each of the Facilities. “Fixtures and Personal Property” shall mean all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property used in connection with the operation or maintenance of the Facilities; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located at the Facilities. To Ensign’s knowledge, such Fixtures and Personal Property are free and clear of all Liens, other than Liens pursuant to the agreements pursuant to which such Fixtures and Personal Property are leased, Permitted Liens and Liens that would not have a Material Adverse Effect on CareTrust.

Section 2.25 Service Contracts. There are no service or maintenance contracts affecting any Property or Facility which are not cancelable upon thirty (30) days’ notice or less or which are for a contract amount greater than $100,000 per annum; true and correct copies of the service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to any Property or Facility (the “Service Contracts”) have been made available to CareTrust and the same are in full force and effect and have not been modified or amended except in the ordinary course of business. To Ensign’s knowledge, no material event of default exists (which remains uncured) under any of the Service Contracts.

Section 2.26 Existing Loans. The secured loans presently encumbering the Properties or Facilities or any direct or indirect interest in any Company and any unsecured loans with respect to which any of the Companies are obligated, after giving effect to the financing transactions contemplated to occur on or about May 30, 2014, as described in the Information Statement (the “Existing Loans”), and the documents entered into in connection therewith (collectively, the “Loan Documents”) are, to Ensign’s knowledge, in full force and effect as of the date hereof. To Ensign’s knowledge, no event of default or event that with the passage of time or giving of notice or both would constitute a material event of default has occurred as of the date hereof under any of the Loan Documents. True and correct copies of the existing Loan Documents have been made available to CareTrust. Except as set forth on Schedule 2.26, none of the Companies is the holder of any promissory note or similar debt instrument whether issued by an affiliated entity or third party.

Section 2.27 Real Property Taxes. Neither Ensign nor any of the Companies has received any written notification of any material new or increased general or special Tax assessments for any of the Properties or Facilities except as may be disclosed in the Title Policies. Each of the Properties is assessed for real property Tax through one Tax bill and each Property is comprised of one or more independent Tax lots.

Section 2.28 Insurance. Each of the Operating Companies currently has in place public liability, casualty and other insurance coverage with reputable insurance companies with respect to its Facilities in customary amounts for projects similar to the Facilities in the markets in which such Facilities are located, and in all cases substantially in compliance with the existing financing arrangements. To Ensign’s knowledge, each of such policies is in full force and effect, and all premiums due and payable thereunder have been fully paid when due. No written notice of cancellation, default or non-renewal has been received or to Ensign’s knowledge threatened with respect thereto.

Section 2.29 Exclusive Representations. Except as set forth in this Article II, Ensign makes no representation or warranty of any kind, express or implied, in connection with any of the Interests, the Companies, the Properties or the Facilities, and the CareTrust Entities acknowledge that they have not relied upon any other such representation or warranty. Except as set forth in Article III, Ensign acknowledges that no representation or warranty has been made by the CareTrust Entities with respect to the legal and Tax consequences of the transfer of the Interests to the Operating Partnership and the receipt of the consideration therefor. Ensign acknowledges that it has not relied upon any other such representation or warranty.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CARETRUST ENTITIES

The CareTrust Entities hereby represent and warrant to Ensign as follows:

Section 3.01 Organization and Authority. Each CareTrust Entity is duly organized, validly existing and in good standing under the Laws of its state of organization. Each CareTrust Entity has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on CareTrust.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement by the CareTrust Entities has been duly and validly authorized by all necessary action of the CareTrust Entities. This Agreement constitutes the legal, valid and binding obligation of the applicable CareTrust Entities, enforceable against the CareTrust Entities in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Law relating to creditors’ rights and general principles of equity.

Section 3.03 Consents and Approvals. Except as shall have been satisfied on or prior to the date hereof, no material consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Law is required to be obtained by the CareTrust Entities in connection with the execution, delivery and performance of this Agreement or the transactions contemplated hereby.

Section 3.04 No Violation. None of the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancelation or other right under (a) the organizational documents of the CareTrust Entities, (b) any term or provision of any judgment, order, writ, injunction, or decree binding on the CareTrust Entities or (c) any other agreement to which any CareTrust Entity is a party.

Section 3.05 Validity of CareTrust Common Stock. The shares of CareTrust Common Stock to be issued to Ensign pursuant to this Agreement have been duly authorized by CareTrust and, when issued against the consideration therefor, will be validly issued by CareTrust, free and clear of all Liens created by CareTrust (other than Liens created by the organizational documents of CareTrust).

Section 3.06 Litigation. There is no action, suit or proceeding pending or, to the CareTrust Entities’ knowledge, threatened against the CareTrust Entities which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on CareTrust.

Section 3.07 Limited Activities. Except as described in the Information Statement, the CareTrust Entities and their Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.08 No Other Representations or Warranties. Except as set forth above in this Article III, the CareTrust Entities make no representation or warranty of any kind, express or implied, in connection with the legal and Tax consequences of the transfer of the Interests to the Operating Partnership and the receipt of the consideration therefor, and Ensign acknowledges that it has not relied upon any other such representation or warranty. Except as set forth in Article II, the CareTrust Entities acknowledge that no representation or warranty has been made by Ensign with respect to any of the Interests, the Companies, the Properties or the Facilities. The CareTrust Entities acknowledge that they have not relied upon any other such representation or warranty.

ARTICLE IV

INDEMNIFICATION; DISPUTE RESOLUTION

Section 4.01 Indemnification. In the event of any breach of a representation, warranty or covenant of any Party contained in this Agreement, the other Parties may be entitled to indemnification as and to the extent provided in Article IX of the Separation Agreement. For all Tax purposes other than for purposes of Section 355(g) of the Code, Ensign and CareTrust agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the effective time of the Distribution) as either a contribution by Ensign to CareTrust or a distribution by CareTrust to Ensign, as the case may be, occurring immediately prior to the effective time of the Distribution or as a payment of an assumed or retained liability, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case, except as otherwise required by applicable Law.

Section 4.02 Dispute Resolution. Any disputes under this Agreement shall be governed by Article X of the Separation Agreement.

ARTICLE V

DEFINITIONS

Section 5.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by applicable Law or executive order to close.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means a Property Company or an Operating Company.

(e) “Disclosure Schedule” means that disclosure schedule attached as Appendix A to this Agreement.

(f) “Environmental Laws” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and other binding requirements of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of the environment as in effect on the Closing Date, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.) and the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and similar state and local requirements.

(g) “Environmental Permits” means any and all licenses, certificates, permits, registrations, approvals, authorizations, and consents that are required pursuant to any Environmental Laws.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i) “Governmental Authority” means any U.S. federal, state, local or non-U.S. court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

(j) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, friable asbestos, polychlorinated biphenyls and any other hazardous or toxic substance, material or waste that is prohibited or regulated, or as to which liability may be imposed, under any Environmental Law.

(k) “Information Statement” means the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of common stock of Ensign in connection with the Distribution, including any amendments or supplements thereto.

(l) “Law” means any law, statute, ordinance, code, rule, regulation, order, writ, proclamation, judgment, injunction or decree of any Governmental Authority.

(m) “Liens” means all pledges, claims, liens, mortgages, deeds of trust, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(n) “Material Adverse Effect” with respect to a Person means any material adverse effect on the business, assets, financial condition, properties or results of operations of such Person or on such Person’s ability to consummate the transactions contemplated by this Agreement.

(o) “Operating Partnership Agreement” means the agreement of limited partnership of the Operating Partnership, as in effect from time to time.

(p) “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

(q) “Permitted Lien” means: (i) Liens securing Taxes, the payment of which is not delinquent or may be paid without interest or penalties or the validity or amount of which is actively being contested in good faith by appropriate proceedings diligently pursued; (ii) zoning laws, building codes, rights-of ways and other land use laws and ordinances applicable to the Properties that are not violated by the existing structures or present uses thereof or the transfer of the Properties; (iii) carriers’, warehousemen’s, materialmen’s, workmen’s, repairmen’s and mechanics’ liens, and other similar liens arising or incurred in the ordinary course of business that secure payment of obligations arising in the ordinary course of business not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued; (iv) non-exclusive easements for public utilities and other operational purposes and rights-of-ways that do not materially interfere with the current use or value of the Properties; and (v) all Liens listed on Exhibit C hereto.

(r) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(s) “Registration Statement” means CareTrust’s registration statement on Form 10 (File No. 001-36181) with respect to the registration under the Exchange Act of the CareTrust Common Stock to be distributed in the Distribution, including any amendments or supplements thereto.

(t) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(u) “Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its subsidiaries, or by such specified Person and one or more of its Subsidiaries.

(v) “Tax” or “Taxes” means any and all taxes, charges, fees, duties, levies, imposts or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, and any interest, penalties or additions attributable thereto.

(w) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(x) “Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the United States Internal Revenue Service).

(y) “Title Policies” means those certain policies of title insurance insuring the Property Companies’ interests in the Properties.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Amendments and Waivers.

(a) Subject to Section 11.1 of the Separation Agreement, this Agreement may not be amended except by an agreement in writing signed by the Parties.

(b) Except as otherwise expressly provided by this Agreement, any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

Section 6.02 Entire Agreement. This Agreement, the Separation Agreement and the exhibits and schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 6.03 Survival of Agreements. All representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive and remain in full force and effect after the consummation of the transactions contemplated herein.

Section 6.04 Third-Party Beneficiaries. Except as otherwise expressly contemplated by this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 6.05 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient,

(c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party (as updated from time to time by notice in writing to the other Party):

if to any of the CareTrust Entities, to:

CareTrust REIT, Inc.

27101 Puerta Real, Suite 400

Mission Viejo, CA 92691

Attention: William M. Wagner

Email: wwagner@caretrustreit.com

Facsimile: (949) 540-3002

if to Ensign, to:

The Ensign Group, Inc.

27101 Puerta Real, Suite 450

Mission Viejo, CA 92691

Attention: Chad Keetch

Email: ckeetch@Ensigngroup.net

Facsimile: (949) 540-1968

Section 6.06 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 6.07 Severability. If any term or other provision of this Agreement or the exhibits attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 6.08 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, any Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 6.09 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 6.10 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against any Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Parties, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Parties (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that no Party shall ever assert any failure to disclose information on the part of the other Parties as a ground for challenging this Agreement.

Section 6.11 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 6.12 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 6.13 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 6.14 Effective Time. This Agreement shall be effective as of 3:00 a.m. (Pacific time) on May 30, 2014.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

THE ENSIGN GROUP, INC.

By:	/s/ Christopher R. Christensen
Name: Christopher R. Christensen Title: President and Chief Executive Officer

CARETRUST REIT, INC.

By:	/s/ Gregory K. Stapley
Name: Gregory K. Stapley Title: President and Chief Executive Officer

CARETRUST GP, LLC

By:	CareTrust REIT, Inc., its sole member

By:	/s/ Gregory K. Stapley
Name: Gregory K. Stapley Title: President and Chief Executive Officer

CTR PARTNERSHIP, L.P.

By:	CareTrust GP, LLC, its general partner

By:	CareTrust REIT, Inc., its sole member

By:	/s/ Gregory K. Stapley
Name: Gregory K. Stapley Title: President and Chief Executive Officer

Exhibit A

Property Companies and Properties

	Property Company	Property
1.	Paredes Health Holdings LLC	1. Alta Vista Rehabilitation and Healthcare
2.	Arrow Tree Health Holdings LLC	2. Arbor Glen Care Center
3.	Tenth East Holdings LLC	3. City Creek Post-Acute (fka Arlington Hills Healthcare Center)
4.	Mesquite Health Holdings LLC	4. Willowbend Nursing & Rehabilitation Center
5.	Jefferson Ralston Holdings LLC	5. Arvada Care and Rehabilitation Center
6.	Queensway Health Holdings LLC	6. Atlantic Memorial Healthcare Center
7.	Irving Health Holdings LLC	7. Beatrice Health & Rehabilitation
8.	Sky Holdings AZ LLC	8. Bella Vita Health and Rehabilitation Center & Desert Sky Assisted Living
9.	Trousdale Health Holdings LLC	9. Brookfield Healthcare Center
10.	Granada Investments LLC	10. Camarillo Healthcare Center
11.	Golfview Holdings LLC	11. Cambridge Health & Rehabilitation Center
12.	Avenue N Holdings LLC	12. Cambridge Square Retirement Center
13.	Expo Park Health Holdings LLC	13. Canterbury Gardens Independent & Assisted Living Community
14.	Falls City Health Holdings LLC	14. Falls City Nursing & Rehabilitation (fka Careage Estates of Falls City)
15.	Gillette Park Health Holdings LLC	15. Careage Hills Rehabilitation & Healthcare
16.	Wayne Health Holdings LLC	16. Careage Campus of Care & County View Assisted Living (fka Careage of Wayne)
17.	CM Health Holdings LLC	17. Carmel Mountain Rehab & Healthcare Center
18.	Trinity Mill Holdings LLC	18. Carrollton Health & Rehabilitation Center
19.	Rillito Holdings LLC	19. Catalina Post-Acute & Rehabilitation
20.	Lafayette Health Holdings LLC	20. Chateau Des Mons Care and Assisted Living 21. Julia Temple Healthcare Center
21.	Gazebo Park Health Holdings LLC	22. Clarion Wellness & Rehabilitation Center (fka Careage of Clarion)
22.	Prairie Health Holdings LLC	23. Colonial Manor of Randolph
23.	Jordan Health Properties LLC	24. Copper Ridge Health Care
24.	Flamingo Health Holdings LLC	25. Desert Springs Senior Living
25.	Terrace Holdings AZ LLC	26. Desert Terrace Healthcare Center
26.	Salmon River Health Holdings LLC	27. Discovery Care Center
27.	Fort Street Health Holdings LLC	28. Draper Rehabilitation and Care Center
28.	Snohomish Health Holdings LLC	29. Emerald Hills Rehabilitation and Skilled Nursing
29.	Oleson Park Health Holdings LLC	30. Fort Dodge Health & Rehabilitation (fka Careage of Fort Dodge)
30.	Hillendahl Health Holdings LLC	31. Golden Acres Living and Rehabilitation Center
31.	Moenium Holdings LLC	32. Grand Court of Mesa
32.	Rio Grande Health Holdings LLC	33. Grand Terrace Rehabilitation and Healthcare
33.	Josey Ranch Healthcare Holdings LLC	34. Heritage Gardens Rehabilitation & Healthcare
34.	Ensign Highland LLC	35. Camelback Post-Acute Care & Rehabilitation (fka Highland Manor Health & Rehabilitation Center)
35.	Big Sioux River Health Holdings LLC	36. Hillcrest Healthcare Center & Mica Hill Estates Assisted Living
36.	Cottonwood Health Holdings LLC	37. Holladay Healthcare Center
37.	Dixie Health Holdings LLC	38. Hurricane Health and Rehabilitation
38.	Queen City Health Holdings LLC	39. La Villa Rehabilitation and Healthcare Center
39.	Saratoga Health Holdings LLC	40. Lake Ridge Senior Living
40.	Verde Villa Holdings LLC	41. Lake Village Nursing & Rehabilitation Center
41.	Hillview Health Holdings LLC	42. Lakeland Hills Assisted Living

	Property Company	Property
42.	51st Avenue Health Holdings LLC	43. Legacy Rehabilitation and Living
43.	Wisteria Health Holdings LLC	44. Wisteria Place
44.	Lowell Health Holdings LLC	45. Littleton Care and Rehabilitation Center
45.	Renee Avenue Health Holdings LLC	46. Monte Vista Hills Healthcare Center
46.	Northshore Healthcare Holdings LLC	47. Montebello Wellness Center
47.	Valley Health Holdings LLC	48. North Mountain Medical & Rehabilitation Center
48.	Willits Health Holdings LLC	49. Northbrook Healthcare Center
49.	Anson Health Holdings LLC	50. Northern Oaks Living & Rehabilitation Center
50.	Arapahoe Health Holdings LLC	51. Oceanview Healthcare and Rehabilitation
51.	49th Street Health Holdings LLC	52. Omaha Nursing and Rehabilitation Center
52.	Orem Health Holdings LLC	53. Orem Rehabilitation and Nursing Center
53.	RB Heights Health Holdings LLC	54. Osborn Health & Rehabilitation
54.	Lowell Lake Health Holdings LLC	55. Owyhee Health and Rehabilitation Center
55.	Cherry Health Holdings LLC (formerly Cherry Health Holdings, Inc.)	56. Pacific Care & Rehabilitation
56.	Fig Street Health Holdings LLC	57. Palomar Vista Healthcare Center
57.	Fifth East Holdings LLC	58. Paramount Health and Rehabilitation
58.	Plaza Health Holdings LLC	59. Park Manor Rehabilitation Center
59.	Boardwalk Health Holdings LLC	60. Park Place Assisted Living
60.	Mountainview Communitycare LLC	61. Park View Post-Acute (fka Park View Gardens at Montgomery)
61.	Burley Healthcare Holdings LLC	62. Parke View Rehabilitation and Care Center
62.	Price Health Holdings LLC	63. Pinnacle Nursing and Rehabilitation Center
63.	Lemon River Holdings LLC	64. The Grove Care & Wellness (fka Plymouth Tower Care and Living Center)
64.	Memorial Health Holdings LLC	65. Gateway Transitional Care Center (fka Pocatello Care and Rehabilitation Center)
65.	Silver Lake Health Holdings LLC	66. Provo Rehabilitation and Nursing
66.	Willows Health Holdings LLC	67. Redmond Care and Rehabilitation Center 68. Redmond Heights Senior Living
67.	Kings Court Health Holdings LLC	69. Richland Hills Rehabilitation and Healthcare Center
68.	Emmett Healthcare Holdings LLC	70. River’s Edge Rehabilitation and Living Center
69.	18th Place Health Holdings LLC	71. Rose Court Senior Living
70.	Ensign Bellflower LLC	72. Rose Villa Healthcare Center
71.	Silverada Health Holdings LLC	73. Rosewood Rehabilitation Center
72.	Meadowbrook Health Associates LLC	74. Sabino Canyon Rehabilitation and Care Center
73.	San Corrine Health Holdings LLC	75. Northeast Rehabilitation & Healthcare Center (fka Salado Creek Living & Rehabilitation Center)
74.	Ives Health Holdings LLC	76. San Marcos Rehabilitation and Healthcare Center
75.	Lockwood Health Holdings LLC	77. Santa Maria Terrace
76.	Long Beach Health Associates LLC	78. Shoreline Healthcare Center
77.	Ensign Southland LLC	79. Southland Care Center & Southland Living
78.	Lufkin Health Holdings LLC	80. Southland Rehabilitation and Healthcare Center
79.	Mission CCRC LLC	81. St. Joseph Villa, St. Joseph Villa Assisted Living & The Marian Center
80.	Stillhouse Health Holdings LLC	82. Stillhouse Rehabilitation and Healthcare Center
81.	Regal Road Health Holdings LLC	83. Sunview Health and Rehabilitation Center
82.	Guadalupe Health Holdings LLC	84. The Courtyard Rehab and Healthcare Center
83.	Polk Health Holdings LLC	85. Timberwood Nursing & Rehabilitation Center
84.	South Dora Health Holdings LLC	86. Ukiah Post-Acute (fka Ukiah Healthcare Center)

	Property Company	Property
85.	Cedar Avenue Holdings LLC	87. Upland Rehabilitation and Care Center
86.	Expressway Health Holdings LLC	88. Veranda Rehabilitation and Healthcare
87.	Everglades Health Holdings LLC	89. Victoria Care Center 90. Lexington Assisted Living
88.	Temple Health Holdings LLC	91. Wellington Place Rehabilitation & Healthcare Center
89.	4th Street Holdings LLC	92. West Bend Care Center & Prairie Creek Assisted Living
90.	Bogardus Health Holdings LLC	93. Whittier Hills Health Care Center
91.	Tulalip Bay Health Holdings LLC	94. Mountain View Rehabilitation and Care Center

Exhibit B

Operating Companies and Facilities

	Operating Company	Facility
1.	Casa Linda Retirement LLC	Lakeland Hills Independent Living
2.	Salt Lake Independence LLC	The Apartments at St. Joseph Villa
3.	Dallas Independence LLC	The Cottages at Golden Acres

Exhibit C

Permitted Liens

1.	Liens arising under or imposed by (i) the Fourth Amended and Restated Loan Agreement dated as of November 10, 2009 with General Electric Capital Corporation, as agent and lender, or (ii) the Fifth Amended and Restated Loan Agreement dated as of May 30, 2014 with General Electric Capital Corporation, as agent and lender.

2.	Liens that secure indebtedness that will be repaid on or about May 30, 2014.

3.	Liens that secure indebtedness that will be incurred on or about May 30, 2014, as described in the Information Statement.

4.	Liens that secure indebtedness under that certain Promissory Note, dated as of October 1, 2009, by and between Tenth East Holdings LLC and Johnson Land Enterprises, L.L.C.